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SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Caremark Rx, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Caremark Rx, Inc.
3000 Galleria Tower, Suite 1000
Birmingham, Alabama 35244

April 9, 2003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 29, 2003

        The 2003 annual meeting of stockholders of Caremark Rx, Inc. will be held at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia, on Thursday, May 29, 2003, at 9:00 a.m. Eastern Time, for the following purposes:

  1.
  Election of four directors, each to serve for a term of three years.

  2.
  Any other matters that properly come before the meeting.

        Stockholders of record at the close of business on March 31, 2003 are entitled to vote at the meeting or any postponement or adjournment thereof.

        Please review the voting options on the attached proxy card and submit your vote promptly. If you attend the annual meeting, you may revoke your proxy and vote in person if you desire to do so, but attendance at the annual meeting does not itself serve to revoke your proxy.

By Order of the Board of Directors,

Sara J. Finley
Corporate Secretary

Caremark Rx, Inc.

PROXY STATEMENT

        This Proxy Statement contains information related to the annual meeting of stockholders of Caremark Rx, Inc. ("Caremark Rx" or the "Company") to be held on Thursday, May 29, 2003, at 9:00 a.m. Eastern Time, at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia, and at any postponements or adjournments thereof. The distribution of this Proxy Statement to the Company's stockholders is scheduled to begin on or about April 9, 2003.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At the Company's annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of four directors. In addition, the Company's management will report on the performance of the Company during 2002 and respond to appropriate questions from stockholders.

Who is entitled to vote?

        Only stockholders of record at the close of business on the record date, March 31, 2003, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon. Treasury shares are not voted. Individual votes of stockholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual stockholder voting records is limited to the independent inspectors of election and certain employees of the Company and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

Who can attend the meeting?

        All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. A broker non-vote occurs when a brokerage firm or other nominee does not vote shares on a particular proposal because it does not have discretionary voting power on that item and has not received voting instructions from the beneficial owner of the shares. On March 31, 2003, there were 261,538,912 shares of common stock of the Company outstanding and entitled to vote at the meeting.

What is required to elect a director?

        The affirmative vote of a plurality of the votes cast at the meeting in person or by proxy is required for the election of a director. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will have no effect on the election of directors.

How do I vote?

        If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder (that is, if you hold your stock in your own name) and attend the meeting, you may deliver your completed proxy card in person.

Can I vote by telephone or electronically?

        If you are a registered stockholder, you may vote by telephone or electronically through the Internet, by following the instructions included on your proxy card.

        If your shares are held in "street name," you will need to contact your broker or other nominee to determine whether you may vote by telephone or electronically.

Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised if you file, with the Corporate Secretary of the Company, either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended for your proxy if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board's recommendations?

        The Board recommends a vote FOR election of the nominated slate of directors (see below). Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

Who will count the votes?

        The Company's Board of Directors has selected a representative of Wachovia Bank, N.A. to be the inspector of election for the annual meeting. The inspector will ascertain the number of shares outstanding and the voting power of the outstanding shares, determine the shares represented at the meeting, determine the validity of proxies and ballots, count all votes and determine the results of the voting. The inspector of election will deliver a written report after the meeting.

ITEM 1: ELECTION OF DIRECTORS

        The Board of Directors currently consists of eleven members and is divided into three classes, each having a three-year term. The terms expire in successive years. It is the Board's policy that a majority of the Board should consist of independent directors, and the Board has determined that seven of its members are independent directors under the requirements set forth in the currently proposed New York Stock Exchange ("NYSE") listing rules. The Board's governance principles, including its policies for determining director independence, are enclosed with this Proxy Statement as Appendix 1. The current terms of the Company's Class III directors, C. David Brown II, Harris Diamond, Ted H. McCourtney and C.A. Lance Piccolo will end at the 2003 annual meeting.

Class III Director Nominees

        The Board proposes the following slate of four Class III director nominees to stand for reelection at the 2003 annual meeting, to hold office until the 2006 annual meeting or until his or her successor is elected and qualified. The Company does not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may recommend. If this slate of nominees is approved by the stockholders, the Board of Directors will continue to have eleven members.

        C. David Brown II, 51, has been a member of the Board of Directors since March 2001. He was the Managing Partner of the Orlando, Florida office of Broad and Cassel, a law firm, from 1989 until March 2000, when he became Chairman of the Firm.

        Harris Diamond, 50, has been a member of the Board of Directors since May 2000. Mr. Diamond is the Chief Executive Officer of Weber Shandwick Worldwide, a public relations firm. Mr. Diamond was the Chief Executive Officer of BSMG Worldwide, a unit of True North Communications, from October 1995 until June 2001, when True North Communications was acquired by the Interpublic Group of Companies and BSMG Worldwide was merged with Weber Shandwick Worldwide.

        Ted H. McCourtney, 64, has been a member of the Board of Directors since August 1993. He was a general partner of Venrock Associates, a venture capital firm, from 1970 until June 2000. Mr. McCourtney is a director of and a member of the compensation and audit committees for Visual Networks, Inc., a provider of performance management solutions for wide area communications networks and services. Mr. McCourtney received an MBA from Harvard Business School in 1966.

        C.A. Lance Piccolo, 62, has been Vice Chairman of the Board of Directors since September 1996. He has been President and Chief Executive Officer of HealthPic Consultants, Inc., a private company, since September 1996. Mr. Piccolo also serves as a director of and a member of the compensation and audit committees for both Crompton Corporation, a polymer and specialty products manufacturer, and NovaMed Eyecare, Inc., an eye care services company.

OTHER ITEMS FOR CONSIDERATION

        As of the date of this Proxy Statement, the Company knows of no business to be presented for consideration at the annual meeting other than the election of directors. If any other matter is properly brought before the meeting for action by the stockholders, proxies in the enclosed forms returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

GENERAL INFORMATION ABOUT THE COMPANY

DIRECTORS CONTINUING IN OFFICE

Class I Directors

        The current terms of the following Class I directors will expire at the 2004 annual meeting of the stockholders.

        Edwin M. Banks, 40, has been a member of the Board of Directors since May 2000. Mr. Banks has served as Portfolio Manager for W.R. Huff Asset Management Company, an investment management firm, since June 1988. He is a nominee for director for NTL, Incorporated, a communications services company.

        Colleen Conway-Welch, Ph.D., 58, has been a member of the Board of Directors since May 2001. Dr. Conway-Welch has been the Dean of the Vanderbilt University School of Nursing since 1984. In addition, Dr. Conway-Welch is a founder and director of Pinnacle Bank in Nashville, Tennessee.

        Roger L. Headrick, 66, has been a member of the Board of Directors since September 1996. He is Managing General Partner of HMCH Ventures, a private venture capital investment partnership. Since June 1989, Mr. Headrick has been President and Chief Executive Officer of ProtaTek International, Inc., a private bioprocess and biotechnology company that develops and manufactures animal vaccines. He was President and Chief Executive Officer of the privately-held Minnesota Vikings Football Club from January 1991 until August 1998. Mr. Headrick serves as a director and Chairman of the compensation committee of Crompton Corporation and as a director and member of the compensation committee of Rahr Malting Company. Mr. Headrick received an MBA in Finance from Columbia University in 1960.

Class II Directors

        The current terms of the following Class II directors will expire at the 2005 annual meeting of the stockholders.

        Edwin M. Crawford, 54, was named Chairman of the Board of Directors in December 1998. He has served as Chief Executive Officer and as a director of the Company since March 1998, and served as President of the Company from March 1998 until May 2000. Until his resignation in October 2002, Mr. Crawford served as a director and a member of the audit and compensation committees of Genesis Health Ventures, Inc., which provides eldercare services.

        A.D. Frazier, Jr., 58, became President and Chief Operating Officer of Caremark Rx, Inc. on August 1, 2002. Mr. Frazier was appointed as a director of the Company by the Board of Directors on August 22, 2002 to fill the vacancy caused by the resignation of James H. Dickerson, Jr. on June 30, 2002. Pursuant to the bylaws of the Company, Mr. Frazier will serve out the remainder of Mr. Dickerson's term as a director. From March 2001 until July 2002, Mr. Frazier was the Chairman and Chief Executive Officer of the Chicago Stock Exchange. He was a Global Partner of Amvescap PLC, a global investment manager, from October 1996 through March 2001. From May 1997 through December 2000, Mr. Frazier was President and Chief Executive Officer of INVESCO Inc., a division of Amvescap PLC, with overall responsibility for all U.S. based INVESCO institutional business. Mr. Frazier is a director and a member of the audit committee of R.J. Reynolds Tobacco Company, a manufacturing company, and a director and a member of the compensation committee of Apache Corporation, an oil and gas exploration and development company.

        Kristen E. Gibney Williams, 54, has been a member of the Board of Directors since February 1999. From January 1994 until January 1997, she was the Corporate Vice President responsible for the prescription benefit management business of Caremark International Inc., which the Company acquired in September 1996.

        Edward L. Hardin, Jr., 62, has been a member of the Board of Directors since May 2000. He has been Executive Vice President and General Counsel of the Company since June 1998. From September 1965 until June 1998, Mr. Hardin was engaged in the private practice of law in Birmingham, Alabama, where he was senior principal in the law firm of Hardin & Hawkins. Mr. Hardin received his law degree from the University of Alabama School of Law.

EXECUTIVE OFFICERS

        Mr. Crawford serves as Chairman of the Board of Directors and also serves as an executive officer. Mr. Frazier and Mr. Hardin, who are directors of the Company, also serve as executive officers. The following individuals are non-director executive officers and certain consultants of the Company.

        John J. Arlotta, 53, became a consultant to the Company on February 25, 2002. Mr. Arlotta was President and Chief Operating Officer of the Company's Caremark Pharmaceutical Services Group from May 1998 until February 25, 2002. From September 1997 until May 1998, he served as Chief Operating Officer of Caremark Pharmaceutical Services Group.

        Charles C. Clark, 53, has been Executive Vice President of Corporate Strategies since May 1998. From January 1997, when he joined the Company, until May 1998, he was Senior Vice President and Chief Tax Officer.

        Peter J. Clemens IV, 38, has been Senior Vice President of Finance and Treasurer of the Company since May 1998. From 1995 until May 1998, he was Vice President of Finance and Treasurer of the Company. Mr. Clemens received an MBA from Vanderbilt University in 1991.

        James H. Dickerson, Jr., 56, became a consultant to the Company on June 30, 2002. Mr. Dickerson was President and Chief Operating Officer of the Company from May 2000 until June 30, 2002. Mr. Dickerson was a member of the Board of Directors from February 1999 until June 30, 2002. He joined the Company as Executive Vice President and Chief Financial Officer in May 1998. Mr. Dickerson was Senior Vice President and Chief Financial Officer of Aetna U.S. Healthcare, a healthcare benefits company, from March 1994 until January 1998.

        Sara J. Finley, 42, has been Senior Vice President, Assistant General Counsel and Corporate Secretary since August 1998. She joined the Company in November 1995 as Vice President-Legal Services. Ms. Finley received her law degree from Vanderbilt University School of Law in 1985.

        Lynn S. Hart, 48, became the Executive Vice President of Government Relations for the Company on October 18, 2002. From May 1996 until October 2002, Ms. Hart was the Senior Vice President of Government Relations for Tenet Healthcare Corporation, a health care company which owns and operates acute care hospitals.

        Bradley S. Karro, 41, has been Executive Vice President of Corporate Development of the Company since October 1999. From May 1998 through September 1999, he served as President and Chief Operating Officer-California responsible for all physician practice management operations in that state. Mr. Karro has served as President, Chief Executive Officer and a director of MedPartners Provider Network, Inc. ("MPN"), a wholly-owned subsidiary of the Company, since May 1999. Mr. Karro served as the Chief Operating Officer and as a director of MPN from July 1998 through March 1999. In March 1999, the Department of Corporations of the State of California appointed a conservator for the business operations of MPN who placed MPN into bankruptcy. A plan of reorganization was confirmed for MPN in September 2000. From February 1996 through May 1998, Mr. Karro served as President, Chief Executive Officer and director of Maternicare, Inc., a physician practice management company.

        Kirk McConnell, 42, has been Executive Vice President and Chief Administrative Officer of the Company since June 2000. From September 1998 through June 2000, Mr. McConnell served as Senior Vice President of Human Resources for the Company, and from October 1997 through September 1998, he was Vice President-Employee Relations and Labor Counsel for the Company.

        Howard A. McLure, 46, has been Executive Vice President and Chief Financial Officer of the Company since May 2000. Mr. McLure joined the Company as Senior Vice President and Chief Accounting Officer in June 1998. From 1995 to 1998, Mr. McLure was Senior Vice President and Controller of Magellan Health Services, Inc., a specialty managed healthcare company. Mr. McLure is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

        Mark S. Weeks, 40, has been Senior Vice President of Finance and Controller of the Company since March 2000. From June 1994 until March 2000, Mr. Weeks was Vice President of Finance and Controller of the Company. Mr. Weeks is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

        The following table details the holdings of the only beneficial owner of more than 5% of the Company's common stock known to the Company as of December 31, 2002.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Common	Putnam, LLC, d/b/a Putnam Investments One Post Office Square Boston, MA 02109	22,077,797	(2)	8.44%

(1)
Based on 261,515,275 shares outstanding on December 31, 2002.

(2)
This information is based on a Schedule 13G filed on February 5, 2003 by Putnam, LLC, d/b/a Putnam Investments ("Putnam"), which reported that at December 31, 2002, it had shared power to vote or direct the vote of 1,069,723 shares and shared power to dispose or direct the disposition of 22,077,797 shares. It reported no sole voting power or sole dispositive power over such shares. Putnam shares power to vote or direct the vote of 489,072 shares with The Putnam Advisory Company, LLC ("PAC") and shares power to dispose or direct the disposition of 1,309,448 shares with PAC. Putnam shares power to vote or direct the vote of 580,651 shares with Putnam Investment Management, LLC ("PIM") and shares power to dispose or direct the disposition of 20,768,349 shares with PIM. Each of PAC and PIM is a direct wholly-owned subsidiary of Putnam.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table shows the amount of common stock of the Company beneficially owned (unless otherwise indicated) by each of the Company's directors, selected executive officers and the directors and selected executive officers of the Company as a group. Consistent with the Company's compensation philosophy described below, the stock ownership reflected in this table represents the alignment of the named individuals' financial interests with the interests of the Company's stockholders because the value of their total stock holdings will increase or decrease in line with the Company's stock. Except as otherwise indicated, all information is as of March 31, 2003, when there were 261,538,912 shares outstanding. Shares of the Company's common stock subject to options held by the directors and selected executive officers that are exercisable within 60 days of March 31, 2003 are deemed outstanding for the purpose of computing their beneficial ownership individually and as a group. The Chief Executive Officer and the four other most highly compensated executive officers as of December 31, 2002 are included in this table. These individuals may be referred to collectively in this Proxy Statement as the "Named Executive Officers."

Name	Position Held	Aggregate Number of Shares of Common Stock Beneficially Owned(1)	Percent of Shares of Common Stock Outstanding
Edwin M. Crawford	Chief Executive Officer, Chairman of the Board and Director	8,751,000	3.35%
A.D. Frazier, Jr.	President, Chief Operating Officer and Director	340,508	(2)
Edward L. Hardin, Jr.	Executive Vice President, General Counsel and Director	471,423	(2)
Bradley S. Karro	Executive Vice President of Corporate Development	195,175	(2)
Howard A. McLure	Executive Vice President and Chief Financial Officer	284,900	(2)
Edwin M. Banks	Director	90,842	(2)
C. David Brown II	Director	57,550	(2)
Colleen Conway-Welch	Director	47,200	(2)
Harris Diamond	Director	77,414	(2)
Kristen E. Gibney Williams	Director	111,930	(2)
Roger L. Headrick	Director	239,800	(2)
Ted H. McCourtney	Director	216,771	(2)
C.A. Lance Piccolo	Director	612,571	(2)
All executive officers and directors as a group (19 persons)		12,496,807	4.78%

(1)
The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Certain of the Company's directors and Named Executive Officers may disclaim beneficial ownership of certain shares included in the table, and certain of the shares included in the table represent options to purchase shares, described as follows:
  •
  Mr. Crawford—includes options to purchase 8,701,000 shares.
  •
  Mr. Frazier—includes options to purchase 340,000 shares.
  •
  Mr. Hardin—includes options to purchase 463,050 shares, and includes 350 shares held by his son and 5,000 shares held by his spouse. Mr. Hardin disclaims beneficial ownership of the shares held by his son and his spouse.
  •
  Mr. Karro—includes options to purchase 188,580 shares.

    •
    Mr. McLure—includes options to purchase 284,900 shares, and includes 1,500 shares held by his spouse. Mr. McLure disclaims beneficial ownership of the shares held by his spouse.
    •
    Mr. Banks—includes options to purchase 75,250 shares and 2,097 stock units accrued under the Company's Director Deferred Compensation Plan. The Director Deferred Compensation Plan is described below in "The Board of Directors and Board Committees—Director Compensation."
    •
    Mr. Brown—includes options to purchase 50,250 shares and 2,300 stock units.
    •
    Dr. Conway-Welch—includes options to purchase 42,000 shares and 2,300 stock units.
    •
    Mr. Diamond—includes options to purchase 75,250 shares and 2,164 stock units.
    •
    Ms. Gibney Williams—includes options to purchase 100,250 shares and 1,680 stock units.
    •
    Mr. Headrick—includes options to purchase 200,250 shares, 2,300 stock units and 1,250 shares held by his spouse. Mr. Headrick disclaims beneficial ownership of the shares held by his spouse.
    •
    Mr. McCourtney—includes options to purchase 160,250 shares. 151,750 of these options are held by Saw Mill Partners L.P. Also includes 1,680 stock units.
    •
    Mr. Piccolo—includes options to purchase 525,250 shares and 1,680 stock units.
(2)
Less than one percent.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the NYSE, and to furnish the Company with copies of the forms. Based on its review of the forms received, or written representations from reporting persons, the Company believes that, during 2002, each of its directors and officers complied with all such filing requirements. The Company does not have any stockholders that own more than ten percent of a registered class of its equity securities.

EXECUTIVE COMPENSATION SUMMARY

        The following table sets forth information concerning total compensation earned or paid for services rendered to the Company during each of the last three fiscal years to the Named Executive Officers.

		Annual Compensation			Long-Term Compensation
Name	Year	Salary	Bonus	Other Annual Compensation	Number of Stock Options Granted	All Other Compensation (8)
Edwin M. Crawford Chairman of the Board and Chief Executive Officer	2002 2001 2000	$1,361,538 1,294,231 980,769	—(1) —(1) —(1)	$103,203(2) 207,299(3) 78,919(4)	— 2,500,000 3,875,000	$131,381 308,513 318,764
A.D. Frazier, Jr President and Chief Operating Officer	2002 2001 2000	$392,308 — —	418,167 — —	(5) — —	1,000,000 — —	$22,024 — —
Edward L. Hardin, Jr Executive Vice President and General Counsel	2002 2001 2000	$509,342 488,885 465,865	$516,495 494,000 475,000	(5) (5) (5)	— 75,000 —	$59,017 199,495 199,718
Bradley S. Karro Executive Vice President Of Corporate Development	2002 2001 2000	$314,647 303,623 285,864	$239,654 230,100 221,250	$(5) (5) 53,545(6)	— 100,000 —	$53,958 51,407 56,485
Howard A. McLure Executive Vice President and Chief Financial Officer	2002 2001 2000	$349,531 306,924 269,135	$303,189 236,251 213,750	$106,576(7) (5) (5)	— 100,000 50,000	$56,198 83,674 58,150

(1)
In March 2000, Mr. Crawford agreed to forego his cash bonus for the year 2000 and for all subsequent years during the then existing term of his employment agreement (which at that time was scheduled to expire on March 18, 2004) in exchange for a one-time grant of an option to purchase 3,875,000 shares of the Company's common stock. Please see "Compensation Committee Report on Executive Compensation—Chief Executive Officer Compensation" below.

(2)
The other annual compensation shown for Mr. Crawford in 2002 includes $91,185 for personal use of a Company plane and a $12,000 car allowance.
(3)
The other annual compensation shown for Mr. Crawford in 2001 included $195,299 for personal use of a Company plane and a $12,000 car allowance.
(4)
The other annual compensation shown for Mr. Crawford in 2000 included $66,919 for personal use of a Company plane and a $12,000 car allowance.
(5)
Dollar value of perquisites and other personal benefits was less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the officer.
(6)
The other annual compensation shown for Mr. Karro in 2000 included $44,545 paid for country club dues and a $9,000 car allowance.
(7)
The other annual compensation shown for Mr. McLure in 2002 includes $92,228 paid for country club dues, a $12,000 car allowance and $2,348 for personal use of a Company plane.
(8)
All other compensation for 2002 for the Named Executive Officers includes the following:
  •
  Mr. Crawford—$50,000 deferred under the Executive Flexible Benefit Plan; $34,491 in imputed income received for insurance premiums; $17,353 paid for term life insurance coverage; $17,295 paid for long term disability coverage; $6,742 paid for split dollar life insurance coverage; and $5,500 paid as an employer match under the Company's 401(k) plan.
  •
  Mr. Frazier—$20,833 deferred under the Executive Flexible Benefit Plan and $1,191 in imputed income received for insurance premiums.
  •
  Mr. Hardin—$50,000 deferred under the Executive Flexible Benefit Plan; $5,500 paid as an employer match under the Company's 401(k) plan; and $3,517 in imputed income received for insurance premiums.
  •
  Mr. Karro—$25,000 deferred under the Executive Flexible Benefit Plan; $23,150 paid for split dollar life insurance coverage; $5,500 paid as an employer match under the Company's 401(k) plan; and $308 in imputed income received for insurance premiums.
  •
  Mr. McLure—$50,000 deferred under the Executive Flexible Benefit Plan; $4,819 paid as an employer match under the Company's 401(k) plan; and $1,379 in imputed income received for insurance premiums.

STOCK OPTION GRANTS DURING 2002

        The following table sets forth information with respect to option grants to the Named Executive Officers during 2002 and the potential realizable value of such stock option grants. The potential realizable value is calculated based on the term of the option at the time of its grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price/ Share	Expiration Date
					5%	10%
A.D. Frazier, Jr.	1,000,000	44.93%	$15.26	8/1/12	$9,596,932	$24,320,510

(1)
The options granted to Mr. Frazier will vest over a two-year period, with 34% of the options vesting on the date of grant, 33% of the options vesting on the first anniversary of the date of grant and the remaining 33% of the options vesting on the second anniversary of the date of grant.

AGGREGATED OPTIONS EXERCISED IN 2002
AND
DECEMBER 31, 2002 OPTION VALUES

	Option Exercises During 2002
				Number of Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End(1)
Name	Shares Acquired on Exercise		Value Realized
				Exercisable	Unexercisable	Exercisable	Unexercisable
Edwin M. Crawford	400,000	(2)	$6,440,000	8,701,000	825,000	$85,555,750	—
John J. Arlotta	175,000	(3)	$2,618,750	421,000	—	$4,097,625	—
James H. Dickerson, Jr.	401,931	(4)	$4,764,182	234,500	115,500	$712,880	$351,120
A.D. Frazier, Jr.	—		—	340,000	660,000	$336,600	$653,400
Edward L. Hardin, Jr.	25,000	(5)	$352,500	506,250	24,750	$5,484,448	$75,240
Bradley S. Karro	50,000	(6)	$808,819	168,000	33,000	$1,458,465	$116,160
Howard A. McLure	45,000	(7)	$681,723	273,000	33,000	$2,276,993	$100,320

(1)
In accordance with SEC rules, values are calculated by subtracting the exercise price of the stock option from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $16.25, the closing price of the Company's common stock as reported on the NYSE on December 31, 2002.

(2)
On May 29, 2002, Mr. Crawford exercised an option for 400,000 shares with an exercise price of $3.25 and sold the shares for $19.35.

(3)
On February 25, 2002, Mr. Arlotta exercised an option for 50,000 shares with an exercise price of $3.00 and sold the shares for $17.75. On February 26, 2002, Mr. Arlotta exercised an option for 50,000 shares with an exercise price of $3.00 and sold the shares for $17.75. On March 6, 2002, Mr. Arlotta exercised an option for 25,000 shares with an exercise price of $3.00 and sold the shares for $17.75. On October 23, 2002, Mr. Arlotta exercised an option for 25,000 shares with an exercise price of $3.00 and sold the shares for $18.00. On October 24, 2002, Mr. Arlotta exercised an option for 25,000 shares with an exercise price of $3.00 and sold the shares for $19.00.

(4)
On February 13, 2002, Mr. Dickerson exercised an option for 56,000 shares with an exercise price of $4.1875 and sold the shares for $17.3628. On February 14, 2002, Mr. Dickerson exercised an option for 49,000 shares with an exercise price of $4.1875 and sold the shares for $17.2309. On February 20, 2002, Mr. Dickerson exercised an option for 51,500 shares with an exercise price of $4.1875 and sold the shares for $17.3594. On May 21, 2002, Mr. Dickerson exercised an option for 25,000 shares with an exercise price of $4.1875 and sold the shares for $19.211.

  On May 22, 2002, Mr. Dickerson exercised an option for 24,500 shares with an exercise price of $4.1875 and sold the shares for $19.001. On July 29, 2002, Mr. Dickerson exercised an option for 110,000 shares with an exercise price of $6.44 and sold the shares for $15.2739. On October 29, 2002, Mr. Dickerson exercised an option for 85,931 shares with an exercise price of $6.44 and sold the shares for $18.0614.

(5)
On February 19, 2002, Mr. Hardin exercised an option for 25,000 shares with an exercise price of $3.25 and sold the shares for $17.35.

(6)
On May 28, 2002, Mr. Karro exercised an option for 30,000 shares with an exercise price of $3.25 and sold the shares for $19.3353. On May 29, 2002, Mr. Karro exercised an option for 3,100 shares with an exercise price of $3.25 and sold the shares for $19.35. Also on May 29, 2002, Mr. Karro exercised an option for 10,000 shares with an exercise price of $3.25 and sold the shares for $19.50. On May 30, 2002, Mr. Karro exercised an option for 6,900 shares with an exercise price of $3.25 and sold the shares for $19.75.

(7)
On October 19, 2002, Mr. McLure exercised an option for 45,000 shares with an exercise price of $3.25 and sold the shares for $18.3994.

EQUITY COMPENSATION PLAN INFORMATION

        The following is a summary of all of the Company's equity compensation plans, including plans that were assumed through acquisitions and individual arrangements that provide for the issuance of equity securities as compensation, as of December 31, 2002.

	Number of securities to be issued upon exercise of outstanding options and warrants		Weighted average exercise price of outstanding options and warrants	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity Compensation plans approved by stockholders
Stock Options	18,507,545	(1)	$11.85	5,144,526
Equity compensation plans not approved by stockholders
Stock Options	5,230,541	(2)	$6.18	2,672,443
Employee Stock Purchase Plan	—		—	470,996(3)
Director Deferred Compensation Plan	—		$17.09	14,800(4)
Warrants	200,000	(5)	$8.25	—

(1)
Includes shares of common stock to be issued upon exercise of stock options granted under the following plans, each as amended from time to time: 1992 Stock Incentive Plan; 1992 Non-Employee Director Stock Incentive Plan; 1993 Stock Option Plan; 1994 Stock Option Plan; Non-Employee Director Stock Option Plan; 1995 Stock Option Plan; and 1997 Stock Incentive Plan.

(2)
Includes shares of common stock to be issued upon exercise of stock options granted under the 1998 Stock Option Plan and the 1998 New Employee Stock Option Plan, each as amended from time to time. Also includes shares of common stock to be issued upon exercise of stock options granted under the Nonqualified Stock Option Agreement between the Company and Mr. Crawford dated August 6, 1998.

(3)
Shares of common stock purchased through the Carestock Employee Stock Purchase Plan.

(4)
Stock units accrued through the Director Deferred Compensation Plan.

(5)
Warrants issued as compensation for goods or services.

CORPORATE GOVERNANCE PHILOSOPHY

        The Company operates under a system of policies and procedures designed to ensure sound business practices as well as compliance with current laws and regulations. On July 30, 2002, the President signed the Sarbanes-Oxley Act, which established certain corporate governance standards and disclosure requirements for publicly-traded companies. In August and October 2002 and January 2003, the NYSE proposed changes to its corporate governance standards and listing requirements. The NYSE proposals are subject to final approval by the SEC. Although certain of the requirements under the Sarbanes-Oxley Act and the NYSE proposals are not yet effective, the Company has taken actions consistent with the proposed rules. On March 31, 2003, the Board of Directors adopted the Corporate Governance Guidelines enclosed with this Proxy Statement as Appendix 1. In summary, these guidelines address the role of the Board of Directors, meetings of the Board of Directors, the structure of the Board of Directors, Board committees and other corporate governance issues.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

DIRECTOR COMPENSATION

        Directors who are employees of the Company are not compensated for their additional services as directors. During 2002, each non-employee director received $3,000 for each Board meeting attended in person and $1,000 for each Board meeting attended by telephone. Non-employee directors who served on the Audit and Compensation Committees received $1,000 for each committee meeting attended in person. Each non-employee director also received a $25,000 annual retainer and a grant of an option to purchase 25,000 shares of the Company's common stock.

        Because changes and proposed changes in the laws and regulations regarding corporate governance have increased and are expected to further increase the workload and broad-based responsibilities of the Company's directors and its committees and, in particular, the Audit Committee, the Board of Directors has approved a new compensation program for non-employee directors. In developing the program, which became effective on February 25, 2003, the Board was guided by the following goals: compensation should fairly pay directors for work required in a company of Caremark Rx's size and scope; compensation should align directors' interests with the long-term interests of stockholders; and the structure of the compensation should be easy for stockholders to understand. Under the new program, the Audit Committee Chairman will receive an annual retainer of $75,000, directors who serve on the Audit Committee will receive an annual retainer of $60,000 and all other non-employee directors will receive an annual retainer of $50,000. Meeting fees will no longer be paid.

        Effective May 1, 2002, the Board of Directors adopted the Director Deferred Compensation Plan in order to further align the interests of the Company's directors with those of the stockholders. Pursuant to the plan, non-employee directors may elect to accept stock units rather than cash for all or a portion of their annual retainer. As of the last day of each calendar quarter, each director is credited with a number of stock units determined by dividing the retainer amount deferred, plus a fifteen percent premium, by the average closing price of the Company's common stock over the last ten trading days of the calendar quarter. Accumulated stock units are converted into shares of the Company's common stock on a deferred basis upon the earlier to occur of a "Change in Control," as defined in the plan, the cessation of the participant's status as a non-employee director or four years after the compensation is deferred.

BOARD AND COMMITTEE MEETING ATTENDANCE

        The Board of Directors met in person or by telephone six times during 2002. Each director attended more than 75% of the total number of meetings of the Board and Board committees on which he or she served, except that Mr. Banks attended five of eight Compensation Committee meetings. All of the meetings which Mr. Banks missed were special meetings, rather than regularly scheduled meetings. In addition, Mr. McCourtney attended six of nine Audit Committee meetings. During one of these meetings, which was a special meeting rather than a regularly scheduled meeting, Mr. McCourtney had a conflict with a previously scheduled board of directors meeting for another company.

BOARD COMMITTEES

        The Board of Directors has established the Audit, Compensation and Nominating and Corporate Governance Committees. The Finance Committee, established in May 2000, was dissolved in February 2003. It is the Board's policy that every member of the Audit, Compensation and Nominating and Corporate Governance Committees should be an independent director under the requirements set forth in the currently proposed NYSE listing rules.

        Audit Committee.    During 2002, Mr. Headrick served as the Chairperson of the Audit Committee, and Dr. Conway-Welch, Ms. Gibney Williams and Mr. McCourtney served as members. The Audit Committee met nine times in 2002. Effective February 26, 2003, the Audit Committee was reconstituted with Mr. Headrick continuing as the Chairperson, and Mr. Banks, Ms. Gibney Williams and Mr. McCourtney serving as members. The Board has determined that each member of the Audit Committee is an independent director as defined by the currently proposed NYSE listing rules.

        The duties of the Audit Committee include:

  •
  Reviewing the performance of the independent accountants and making recommendations to the Board regarding the appointment or termination of the independent accountants;

  •
  Reviewing the performance of and assuring objectivity of the internal audit staff, including activities relating to compliance and ethics;

  •
  Reviewing with management, the independent accountants and internal auditors significant risks and exposures, audit activities and significant audit findings;

  •
  Reviewing the Company's unaudited quarterly financial statements and the Company's audited annual financial statements, and results of the independent accountants' reviews and opinion, respectively, rendered with respect to such financial statements;

  •
  Conferring with management, the independent accountants and internal auditors concerning the adequacy of internal controls and other matters relating to the accounting procedures and the books and records of the Company;

  •
  Reviewing with the Chief Compliance Officer and other appropriate Company personnel the actions taken to ensure regulatory compliance and compliance with the Company's Code of Conduct; and

  •
  Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable.

        The Audit Committee's responsibilities and policies are discussed more fully in its charter which is enclosed with this Proxy Statement as Appendix 2 and discussed in its report to stockholders which begins on page 22.

        Compensation Committee.    During 2002, Mr. Diamond served as the Chairperson of the Compensation Committee, and Mr. Banks, Mr. Brown and Mr. Piccolo served as members. The Compensation Committee met 8 times in 2002. Effective February 26, 2003, the Compensation Committee was reconstituted, with Mr. Diamond continuing as the Chairperson, and Mr. Brown and Dr. Conway-Welch serving as members. The Board has determined that each member of the Compensation Committee is an independent director as defined by currently proposed NYSE listing rules.

        The duties of the Compensation Committee include:

  •
  Recommending compensation and benefit programs for the Company to the Board of Directors;

  •
  Administering the Company's stock option plans;

  •
  Retaining independent compensation consultants to advise the Company on executive compensation, director compensation and other matters;

  •
  Reviewing the performance of the CEO and other officers of the Company;

  •
  Setting executive officer and director compensation levels;

  •
  Reviewing and advising the Company on management succession issues; and

  •
  Reporting to the stockholders about executive compensation.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee was formed at the meeting of the Board of Directors held on February 25, 2003. Mr. Banks is the Chairperson of the Nominating and Corporate Governance Committee, and Dr. Conway-Welch and Mr. Headrick serve as members. The Board has determined that each member of the Nominating and Corporate Governance Committee is an independent director as defined by currently proposed NYSE listing rules.

        The duties of the Nominating and Corporate Governance Committee include:

  •
  Selecting a slate of nominees for the Board of Directors to be voted on at each year's annual meeting of stockholders;

  •
  Reviewing the information flow to Board members to ensure that directors receive the appropriate information from management to prepare for meetings;

  •
  Making recommendations to the Board on its committee structure;

  •
  Reviewing the performance of individual directors, the performance and effectiveness of the Board as a body and the performance and effectiveness of each of the Board's committees; and

  •
  Reviewing and assessing the adequacy of the Company's Corporate Governance Guidelines and recommending any proposed changes to the Board of Directors for approval.

        The Nominating and Corporate Governance Committee has nominated Mr. Brown, Mr. Diamond, Mr. McCourtney and Mr. Piccolo for reelection as Class III Board members at the 2003 annual meeting of stockholders. The Nominating and Corporate Governance Committee may consider stockholder nominees for the Board of Directors if submitted in accordance with the Company's bylaws. See "Additional Information—Making Proposals for the 2004 Annual Meeting" below.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee determines each executive officer's compensation, subject to the approval of the Board of Directors. The Compensation Committee makes recommendations to the Board of Directors about appropriate levels of compensation for executive officers and certain key employees and compensation and benefit programs for the Company as a whole. These recommendations are based on several factors, including:

  •
  Enabling the Company to compete effectively for the services of qualified officers and key employees;

  •
  Giving officers and employees appropriate incentives to pursue the maximization of long-term stockholder value;

  •
  Receiving advice from independent compensation consultants regarding the competitiveness of the compensation paid to officers and employees; and

  •
  Recognizing the success of officers and employees in achieving both qualitative and quantitative goals for the benefit of the Company and its stockholders.

COMPENSATION PHILOSOPHY

        The Company's executive compensation program is structured and administered to support the Company's business mission. That mission focuses on the design and administration of pharmaceutical services aimed at reducing the costs and improving the safety, effectiveness and convenience of prescription drug use. The basic principles of the Company's compensation philosophy are designed to provide three types of compensation:

  •
  Base salaries that represent competitive compensation for the Company's executive officers;

  •
  Cash incentive compensation, or bonuses; and

  •
  Equity-based incentive components.

        Base Salary.    Each executive's annual base salary, including the base salary of the Chief Executive Officer, is based primarily upon the competitive market for the executive's services. It is the Compensation Committee's goal that the Company pay market-level compensation for market-level performance. The Compensation Committee therefore considers the levels of compensation paid by other companies in determining appropriate levels of compensation for the Company's executives. Base salary decisions, however, are not targeted to specific compensation amounts paid by other companies.

        The Compensation Committee also evaluates certain qualitative factors relating to the performance of each executive officer, including the Chief Executive Officer, during the preceding year, including:

  •
  Experience;

  •
  Responsibilities assumed;

  •
  Demonstrated leadership ability;

  •
  Overall effectiveness;

  •
  The level of an executive's compensation in relation to other executives in the Company with the same, more or less responsibilities; and

  •
  The performance of the executive's division or group in relation to established operating budgets.

        Compensation arrangements for executive officers are often set forth in employment contracts with specified terms, which are reviewed and approved by the Compensation Committee.

        Incentive Compensation.    In addition to base salary, the Compensation Committee recommends annual cash bonuses for executives of the Company, based upon the performance of the Company and the executive during the applicable year. In general, individual annual cash incentive bonuses for executives are established pursuant to the employment agreement of the executive or, in the absence of an employment agreement, pursuant to the Company's Management Incentive Compensation Plan. Nevertheless, the individual bonuses are subject to approval and modification by the Compensation Committee and such executive's superiors on a basis that takes into account corporate performance and each executive's success in achieving individual performance standards. These standards may or may not be quantitative.

        Stock Options.    The Company uses stock option award grants as a tool to encourage its executives to work to meet the Company's operational goals and maximize long-term stockholder value. Because the value of stock options granted to an executive is directly related to the Company's success in enhancing its market value over time, the Compensation Committee believes that such grants align the interests of management and stockholders. Under the Company's various stock option plans, specific grants are determined by taking into account:

  •
  An executive's current responsibilities;

  •
  His or her historical performance;

  •
  The desirability of his or her long-term services; and

  •
  His or her perceived contributions to the Company's operations and growth.

        Stock option award grants are also used to provide an incentive to newly promoted executives at the time that they are asked to assume greater responsibilities. In determining whether to make a grant, the Compensation Committee considers prior grants of stock options and shares of the Company's common stock currently held, as well as the recipient's success in meeting operational goals and level of responsibility. However, no fixed formula is used to determine particular grants. The Compensation Committee believes that the opportunity to acquire a significant equity interest in the Company is a strong motivation for the Company's executives to pursue the long-term interests of the Company and its stockholders, and promotes retention of key executives.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

        Mr. Arlotta.    Effective February 25, 2002, Mr. Arlotta and the Company entered into a consulting and noncompetition agreement for a three-year term. The agreement provides that Mr. Arlotta will receive $45,833.33 per month for his services as a consultant. In addition, Mr. Arlotta will receive annual lump sum payments of $550,000 applicable to fiscal years 2002 and 2003 and to fiscal year 2004 if the Company makes annual distributions to eligible participants under the Company's Management Incentive Compensation Plan. The agreement also provides for the total vesting of all stock options previously granted to Mr. Arlotta by the Company. In addition, Mr. Arlotta is eligible to participate during the term of the agreement in benefit plans and programs available to executive officers of the Company from time to time. Mr. Arlotta has agreed not to compete, either directly or indirectly, with the Company in the business of providing pharmaceutical services to sponsors of health benefit plans or individuals for a period of three years, and not to solicit the Company's employees, customers or suppliers for a period of five years.

        Mr. Arlotta's previous employment agreement, which was terminated by the consulting and noncompetition agreement, became effective on January 1, 2000 and provided the terms of his employment as an executive officer of the Company until February 25, 2002. Prior to February 25, 2002, Mr. Arlotta was the President and Chief Operating Officer of Caremark Pharmaceutical Services Group. Mr. Arlotta's base salary compensation and consulting compensation during 2002 was $580,621.

        Mr. Dickerson.    Effective June 30, 2002, Mr. Dickerson resigned his employment with the Company and his position on the Board of Directors. On the same date, he and the Company entered into a consulting and noncompetition agreement, which will terminate on May 1, 2005 unless earlier terminated by either the Company or Mr. Dickerson. The agreement provides that Mr. Dickerson will receive $54,365 per month for his services as a consultant. In addition, Mr. Dickerson received quarterly bonus payments for the second, third and fourth quarters of 2002 on the same dates previous quarterly bonus payments were paid under the employment agreement discussed below. The agreement also provides that all stock options previously granted to Mr. Dickerson by the Company will continue to vest during the term of the agreement in accordance with the applicable stock option plan. In addition, Mr. Dickerson is eligible to participate during the term of the agreement in benefit plans and programs available to executive officers of the Company from time to time. Mr. Dickerson has agreed not to compete, either directly or indirectly, with the Company in the business of providing pharmaceutical services to sponsors of health benefit plans or individuals for a period of three years, and not to solicit the Company's employees, customers or suppliers for a period of five years.

        Mr. Dickerson's previous employment agreement, which was terminated by the consulting and noncompetition agreement, became effective on May 1, 2000 and provided the terms of his employment as an executive officer of the Company until June 30, 2002. Prior to June 30, 2002, Mr. Dickerson was the President and Chief Operating Officer of the Company. Mr. Dickerson's base salary compensation and consulting compensation during 2002 was $740,426.

        Mr. Frazier.    Mr. Frazier's employment agreement, which became effective on June 26, 2002, provides that he will serve as President and Chief Operating Officer of the Company on an "at will" basis beginning on August 1, 2002. The agreement provides for an annual base salary of $1,000,000, subject to periodic review and adjustment. Mr. Frazier's pro-rated base salary compensation during 2002 was $392,308. In addition, Mr. Frazier is eligible to receive an annual performance bonus, with a stated target of up to 100% of his base salary, at the discretion of the Chief Executive Officer, and subject to periodic review and adjustment. As an inducement to enter into the agreement, Mr. Frazier received a non-qualified option to purchase 1,000,000 shares of common stock at an exercise price of $15.26 per share. As contemplated by the employment agreement, Mr. Frazier was nominated and elected for membership to the Board of Directors at its meeting held on August 22, 2002 to fill the vacancy created by Mr. Dickerson's resignation.

        Mr. Hardin.    Mr. Hardin's employment agreement, which became effective on June 16, 1998, provides that he will serve as Executive Vice President and General Counsel of the Company for an initial term through June 16, 2001. The term is automatically extended for an additional year on each anniversary of the effective date unless the Company gives Mr. Hardin written notice of non-extension at least 30 days prior to such anniversary. The agreement provides for an initial annual base salary of $450,000, subject to periodic review by the Board of Directors or a committee of the Board, but in no event will Mr. Hardin's salary be reduced below $450,000 in any calendar year during the term. Mr. Hardin's base salary compensation during 2002 was $509,342. As an inducement to enter into the agreement, Mr. Hardin received a non-qualified option to purchase 400,000 shares of common stock at an exercise price of $3.25 per share. Mr. Hardin is eligible to receive, in years subsequent to 1998, a bonus of up to 100% of his base salary, based on his performance, at the discretion of the Chief Executive Officer. On February 19, 2002, Mr. Hardin's employment agreement was amended to conform the definition of "Change in Control" to that used in the Company's stock option plans.

        Mr. Karro.    Mr. Karro's employment agreement, which became effective on June 1, 2000, provides that he will serve as Executive Vice President of Corporate Development of the Company on an "at will" basis. The agreement provides for an annual base salary of $295,000, subject to periodic review and adjustment. Mr. Karro's base salary compensation during 2002 was $314,647. In addition, Mr. Karro is eligible to receive an annual performance bonus, with a stated target of up to 75% of his base salary, at the discretion of the Chief Executive Officer, and subject to periodic review and adjustment.

        Mr. McLure.    Mr. McLure's employment agreement, which became effective on December 3, 2001, provides that he will serve as Executive Vice President and Chief Financial Officer of the Company on an "at will" basis. The agreement provides for an annual salary of $315,000, subject to periodic review and adjustment. Mr. McLure's base salary compensation during 2002 was $349,531. In addition, the agreement provides that Mr. McLure is eligible to receive an annual performance bonus with a stated target of up to 75% of his base salary, at the discretion of the Chief Executive Officer, and subject to periodic review and adjustment. The Compensation Committee has determined that for 2002 and following years, Mr. McLure will be eligible to receive an annual performance bonus with a stated target of up to 100% of his base salary, at the discretion of the Chief Executive Officer, and subject to periodic review and adjustment.

        The consulting and noncompetition agreements for each of Messrs. Arlotta and Dickerson contain provisions regarding pay and benefits upon early termination, as well as noncompete, nonsolicitation and nondisclosure provisions. Messrs. Frazier, Hardin, Karro, and McLure are eligible for other benefits customarily provided by the Company to its executive employees. The employment agreement of Mr. Hardin entitles him to certain "gross up" payments related to any excise tax which may be imposed by Section 4999 of the Internal Revenue Code. The employment agreements for each of Messrs. Frazier, Hardin, Karro and McLure also contain provisions regarding pay and benefits upon certain termination and Change in Control events which are normally found in executive employment agreements, as well as noncompete, nonsolicitation and nondisclosure provisions. The chart below summarizes the compensation payable upon the occurrence of various termination or Change in Control events described in the employment agreements for each of Messrs. Frazier, Hardin, Karro and McLure. The terms "Cause," "Change in Control," "Disability," "Good Reason," and "Gross-Up Payment" are all used as defined in the respective employment agreements. The consulting and noncompetition agreements for each of Messrs. Arlotta and Dickerson and the employment agreements for each of Messrs. Frazier, Hardin, Karro and McLure have been filed with the SEC.

Named Executive Officer	Termination for Cause or without Good Reason	Termination due to Death, Disability or Retirement	Termination without Cause or with Good Reason	Termination upon Change in Control
Mr. Frazier	Salary through the termination date; no severance or like payment; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary through the termination date; no severance or like payment; certain benefits and payments under applicable benefit plans and policies.	Salary for three years and accrued bonus through the termination date in a lump sum; continued benefits for three years.	If successor employer does not confirm assumption of agreement or if Mr. Frazier terminates the agreement, salary and bonus for three years in a lump sum; continued benefits for three years.
Mr. Hardin	Salary and accrued bonus through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary for the remainder of the term and accrued bonus through the termination date in a lump sum.	Salary and bonus for the remainder of the term in a lump sum; continued benefits for the remainder of the term.	If successor employer does not confirm assumption of agreement, salary and bonus for the remainder of the term in a lump sum; continued benefits for the remainder of the term; a Gross-Up Payment for excise tax.
Mr. Karro	Salary through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary and bonus for one year in a lump sum; continued benefits for one year. No provision for "Good Reason" termination.	If successor employer does not confirm assumption of agreement, salary and bonus for two years in a lump sum; continued benefits for two years.
Mr. McLure	Salary through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary and bonus for one year in a lump sum; continued benefits for one year. No provision for "Good Reason" termination.	If successor employer does not confirm assumption of agreement, or if Mr. McLure terminates the agreement, salary and bonus for two years in a lump sum; continued benefits for two years.

        The employment agreement between the Company and Mr. Crawford is described in "Chief Executive Officer Compensation" below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Throughout 2002, the Compensation Committee was composed entirely of non-employee directors. Mr. Brown has served on the Compensation Committee since May 31, 2001. Since March 2000, he has served as Chairman of the Firm for Broad and Cassel, a law firm which provided legal services to the Company in 2002.

INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF COMPENSATION

        Section 162(m) of the Code generally disallows a tax deduction to publicly-held corporations for compensation in excess of $1,000,000 in any taxable year that is paid to a corporation's chief executive officer or to the four most highly compensated executive officers. Compensation in excess of $1,000,000 continues to be deductible if that compensation is "performance based" within the meaning of Section 162(m) of the Code. Various criteria must be satisfied to meet the "performance based" standard including, among others, requirements to determine whether members of the Compensation Committee are "outside" directors and limitations regarding the maximum number of shares subject to options that can be awarded under any option plan to an executive during a specified time.

        The Compensation Committee of the Board of Directors has decided, in certain cases, to award compensation that does not meet the requirements for deductibility under Section 162(m). The Compensation Committee believes it is sometimes necessary to award compensation based on performance and competitive factors rather than tax or legislative policy. A portion of the compensation awarded to certain Named Executive Officers in 2002 does not meet the deductibility requirements of Section 162(m). The Board and the Compensation Committee reserve the authority to award non-deductible compensation in circumstances they deem appropriate.

CHIEF EXECUTIVE OFFICER COMPENSATION

        Mr. Crawford joined the Company in March 1998 as President and Chief Executive Officer. His employment agreement initially provided that he would be employed in that capacity for a five-year term beginning March 18, 1998, subject to automatic extension for an additional year on each anniversary of such date. The agreement initially provided for an annual base salary of not less than $1,000,000, subject to increase at the discretion of the Compensation Committee. In November 2000, the Compensation Committee approved an increase of Mr. Crawford's annual base salary to $1,300,000, which became effective on January 1, 2001. The agreement, except as provided in the March 2000 amendment discussed below, also entitles Mr. Crawford to receive an annual cash incentive bonus of up to two times his annual base salary, subject to increase at the discretion of the Board of Directors. The payment of this bonus was dependent upon the Company's achievement of certain target performance goals for each year.

        In March 2000, the Company amended Mr. Crawford's employment agreement to provide that Mr. Crawford would forego his cash bonus for the year 2000 and for all subsequent years during the then existing term of his employment agreement (which at that time was scheduled to expire on March 18, 2004) in exchange for a one-time grant of an option to purchase 3,875,000 shares of the Company's common stock at an exercise price equal to 115% of the closing price of the Company's common stock on March 8, 2000, the date of grant. This option grant is now fully vested.

        On August 28, 2001, the Company amended Mr. Crawford's employment agreement to extend the term of the agreement through September 1, 2006. The term is subject to automatic extension for an additional year each March 18 unless the Company gives Mr. Crawford written notice of non-extension at least 30 days prior to such date.

        On November 12, 2002, the Company amended Mr. Crawford's employment agreement to clarify the original intent that Mr. Crawford's waiver of his cash bonus was intended to apply solely during the term of the agreement in effect in March 2000 when the waiver occurred and not during any subsequent extension of the employment agreement. Therefore, Mr. Crawford will be eligible for bonuses that are payable by the Company after March 18, 2004. In addition, the employment agreement was amended to clarify the definition of "Change in Control" and to clarify pay and benefits Mr. Crawford is eligible to receive upon certain termination and "Change in Control" events.

        Effective November 12, 2002, the Company adopted the Caremark Rx, Inc. Supplemental Executive Retirement Plan ("SERP"). Mr. Crawford is currently the sole participant in the SERP, which was adopted to recognize Mr. Crawford's success in leading the Company through a challenging turnaround situation, to create an incentive for him to remain employed with the Company and to provide him with a competitive retirement benefit. The key features of the SERP are as follows: a retirement age of 60; a benefit equal to 60% of highest average base salary over 36 consecutive months during the 72 months preceding retirement; vesting at 10% after 12 months, 30% after 24 months, 60% after 36 months and 100% after 48 months; full vesting upon disability or "Change in Control"; a pre-retirement death benefit of five times average base salary in lieu of retirement payments; and lifetime annuity or actuarially reduced "joint and survivor" payment options. The Compensation Committee has authorized senior management to determine an appropriate financial strategy to enable the Company to satisfy the SERP obligations when payable.

        Mr. Crawford's compensation for 2002 included base salary of $1,361,538. The Compensation Committee believes that this compensation reflects Mr. Crawford's success in achieving certain performance objectives in 2002 and progress toward enhancing long-term investor value. Effective September 1, 2002, Mr. Crawford's annual base salary was increased from $1.3 million to $1.5 million.

        Mr. Crawford is eligible for other benefits customarily found in executive employment agreements, and is subject to noncompete, nonsolicitation and nondisclosure provisions. His employment agreement also contains provisions regarding pay and benefits upon certain termination and "Change in Control" events. If the agreement is terminated for "Cause" or without "Good Reason," as defined in the agreement, Mr. Crawford will receive payment of any previously unpaid base salary through the date of termination, and payment of all amounts due under the terms of the Company's employee retirement, benefit and welfare plans at the time of termination. If Mr. Crawford is terminated for any reason other than Cause, if he terminates for Good Reason or if he terminates due to a "Change in Control," as defined in the agreement, he is entitled to a lump sum payment equal to his then current base salary and bonus for the longer of the remainder of the agreement term or three years; payment of amounts due to him under the terms of the Company's employee retirement, benefit, and welfare plans at the time of such termination; and immediate vesting of all stock options. In the case of disability, all of Mr. Crawford's stock options will immediately vest. In the case of death, Mr. Crawford's estate is entitled to a lump sum payment equal to his base salary and bonus for the longer of the remainder of the agreement term or three years, and immediate vesting of all stock options. In addition, Mr. Crawford is entitled to certain "gross up" payments related to any excise tax which may be imposed by Section 4999 of the Internal Revenue Code.

        The foregoing report on executive compensation for 2002 is provided by the following directors, who constituted the Compensation Committee at the end of 2002:

Harris Diamond, Chairperson
Edwin M. Banks
C. David Brown II
C.A. Lance Piccolo

RELATIONSHIP WITH
INDEPENDENT PUBLIC ACCOUNTANTS

        On April 8, 2002, the Audit Committee approved the engagement of KPMG LLP ("KPMG") as the Company's certifying independent public accountants for the year ended December 31, 2002. KPMG has been engaged by the Audit Committee on behalf of the Company and its affiliates for reappointment in 2003 as the Company's independent accountants. The firm is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Representatives of KPMG are expected to be present at the 2003 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

        On April 8, 2002, the Audit Committee of the Board of Directors approved the decision of the Company to no longer engage Arthur Andersen, LLP ("Arthur Andersen") as the Company's certifying independent public accountants. The reports of Arthur Andersen for the years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion and were not otherwise qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of the Company's financial statements for the years ended December 31, 2001 and December 31, 2000, and in the subsequent interim periods, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to such matter in connection with its report. In addition, during the two most recent fiscal years and through the date of Arthur Andersen's dismissal, there have been no "reportable events" as defined in Regulation S-K Item 304(a)(1)(v).

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

        The Company understands that KPMG must maintain objectivity and independence from management in its audit of the Company's financial statements. Therefore, in April 2002, the Audit Committee determined that KPMG may only perform audit, audit-related and tax services for the Company and its affiliates. During 2002, the Audit Committee retained KPMG to provide these types of services for the Company and its affiliates.

        The aggregate fees billed by KPMG in 2002 for various services were:

Type of Fees	2002
Audit Fees	$697,000
Audit-Related Fees	67,535
Tax Fees	397,963

Total	$1,156,748

        The aggregate fees billed for professional services by Arthur Andersen in 2002 and 2001 were:

Type of Fees	2002	2001
Audit Fees	$0	$596,965
Audit-Related Fees	80,533	127,392
Tax Fees	79,933	294,401
All Other Fees	159,249	1,563,509

Total	$319,715	$2,582,267

        In the above tables, in accordance with new SEC definitions and rules, "audit fees" are fees billed to the Company for professional services for the audit of the Company's consolidated financial statements included in Form 10-K and review of financial statements included in Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; "audit-related fees" are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements; "tax fees" are fees billed for tax compliance, tax advice and tax planning; and "all other fees" are fees billed for any services not included in the first three categories.

AUDIT COMMITTEE REPORT

        The Company's management is responsible for the preparation, presentation and integrity of the Company's financial statements; establishment of the Company's accounting and financial reporting principles; and design of internal controls and procedures to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee's role is to assist the Board of Directors in fulfilling its responsibilities for the Company's accounting and financial reporting practices, and to provide a channel of communication between the Board of Directors and the Company's independent accountants and internal audit and compliance staff. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent accountants.

        The Audit Committee, which is comprised of four non-employee directors, operates pursuant to a charter that was adopted by the Board of Directors on October 13, 1999. The charter is reviewed annually, and was revised on August 22, 2002. The Board of Directors has determined that each Audit Committee member is "independent" as that term is defined by currently proposed NYSE listing standards. During its nine meetings held in 2002, the Audit Committee met as necessary with senior members of the Company's financial team, the Vice President of Internal Audit Services, the Chief Compliance Officer and the Company's independent accountants, KPMG. The Audit Committee's agenda is established by its Chairman and the Vice President of Internal Audit Services. The Audit Committee also conducted private sessions with KPMG for purposes of engaging in candid discussions about financial management, accounting and internal control issues.

        The Audit Committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2002 with management, the Vice President of Internal Audit Services and KPMG. The Audit Committee also discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) with KPMG. KPMG provided to the Audit Committee the written report required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee evaluated their independence from the Company. The Audit Committee has concluded that KPMG has maintained its independence from the Company. In making this evaluation, the Audit Committee concluded that the provision of audit, audit-related and tax services by KPMG and the amount of fees paid for audit, audit-related and tax services are compatible with maintaining the accountant's independence.

        Based on its reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements of the Company and its subsidiaries be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, which was filed with the SEC on March 31, 2003.

        The foregoing report of the Audit Committee for 2002 is provided by the following directors, who constituted the Audit Committee at the end of 2002:

Roger L. Headrick, Chairperson
Colleen Conway-Welch
Kristen E. Gibney Williams
Ted H. McCourtney

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        This section discusses certain direct and indirect relationships and transactions involving the Company and any director or executive officer. On March 31, 2003, the Board adopted its Corporate Governance Guidelines, which include standards for determining whether a director qualifies as an independent director under the new rules currently proposed by the NYSE. In accordance with the Corporate Governance Guidelines, the Board has determined that seven of eight non-employee directors are independent directors.

        In connection with the acquisition of Caremark International Inc. in September 1996, the employment of Mr. Piccolo, now a director of the Company, was terminated, entitling him to severance payments of $2,805,426 and certain other benefits provided in his severance agreement. The Company and Mr. Piccolo also entered into a consulting agreement (the "Piccolo Agreement"). The term of the Piccolo Agreement is ten years, unless earlier terminated. Over the course of such ten-year period, Mr. Piccolo will be paid consulting fees totaling approximately $5.4 million. The "gross up" provisions of his severance agreement also apply to payments made pursuant to the Piccolo Agreement in the event such consulting payments are determined to be "excess parachute" payments. Mr. Piccolo and his spouse are eligible to participate in all health and medical employee benefit plans and programs available from time to time to employees of the Company until he reaches the age of 65. After age 65, Mr. Piccolo and his spouse will be provided with a prescription drug program comparable to that provided to the Company's employees. Mr. Piccolo is provided with adequate office space and secretarial support, as well as reimbursement of reasonable expenses, and is subject to certain noncompete and confidentiality restrictions. The Board has determined that Mr. Piccolo does not qualify as an independent director, but that he makes valuable contributions to the Board and the Company by reason of his industry experience and expertise.

        Mr. Diamond is the Chief Executive Officer of Weber Shandwick Worldwide ("Weber Shandwick"). The Company retained Weber Shandwick until July 2002 to advise the Company on investor relations policies and procedures and on communications to shareholders, investment professionals, the investing public and the financial press. The Company paid Weber Shandwick an advance monthly fee of $10,000 plus fees for actual time spent by Weber Shandwick on behalf of the Company in excess of the monthly fee. The Company also reimbursed Weber Shandwick for reasonable out-of-pocket expenses. The Company made payments totaling $160,840 to Weber Shandwick in 2002. The Board has determined that Mr. Diamond is an independent director because the Company terminated its relationship with Weber Shandwick effective July 2002 and expects that no further payments will be made to that firm. In addition, the amount of the fees paid by the Company to Weber Shandwick represents less than one percent of the firm's revenues.

        Since March 2000, Mr. Brown has served as Chairman of the Firm for Broad and Cassel, a law firm which provided legal services to the Company during 2002. Broad and Cassel primarily represented the Company in only one arbitration matter, which was resolved in February 2003. Mr. Brown did not personally provide legal services to the Company, and the amount of the fees paid by the Company to the law firm during 2002 represents less than one percent of the law firm's revenues. Further, the Company does not intend to engage Broad and Cassel for additional legal services and expects that no further payments will be paid to that firm in 2003, other than any remaining fees and expenses payable with respect to the resolved arbitration. Based on these circumstances, the Board has determined that Mr. Brown is an independent director.

        During 2002, Andrew Crawford, Mr. Crawford's son, was employed by the Company as Vice President and Assistant to the President. Andrew Crawford was paid an aggregate amount of $177,439, including salary, bonus and relocation expenses, for his services during the year.

STOCK PRICE PERFORMANCE GRAPH

        The graph below compares the cumulative stockholder return on the Company's common stock with the cumulative return on the Standard & Poor's Health Care 500 Index and the Standard & Poor's 500 Index for the periods indicated. The annual changes for the five-year period shown on the graph below are based on the assumption that $100 had been invested in the Company's common stock and each index on December 31, 1997, as required by SEC rules, and that all quarterly dividend payments were re-invested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31, 2002.

        The preceding Stock Price Performance Graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

        Stockholders interested in presenting a proposal for inclusion in the Company's proxy statement and proxy relating to the Company's 2004 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's bylaws. To be eligible for inclusion in next year's proxy statement, stockholder proposals must be received by the Company's Corporate Secretary no later than December 9, 2003. In general, any stockholder proposal to be considered at next year's annual meeting but not included in the proxy statement must be submitted in writing to and received by the Corporate Secretary at the principal executive offices of the Company no later than the close of business on January 30, 2004. However, if the date of the 2004 annual meeting is before April 29, 2004, then a stockholder will be able to submit a proposal for consideration no later than the close of business on the 90th day prior to such annual meeting unless less than 60 days notice of the date of the meeting is given, in which case the stockholder must submit a proposal so that such proposal is received by the Corporate Secretary no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or public disclosure was made. Any notification to bring any proposal before the 2004 annual meeting of the stockholders must comply with the requirements of the Company's bylaws. A stockholder may obtain a copy of the relevant bylaws provision by contacting the Company's Corporate Secretary. The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates to the Board sent to the Committee care of the Company's Corporate Secretary. In order to submit a recommendation, a stockholder must comply with provisions of applicable law and the Company's charter and bylaws.

PROXY SOLICITATION COSTS

        The accompanying proxy is solicited by the Board of Directors for use at the annual meeting of stockholders. The cost of soliciting proxies in the enclosed form will be borne by the Company. The Company has retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York, 10004, to aid in solicitation. For these services the Company will pay Georgeson Shareholder Communications, Inc. a fee of $10,000 and reimburse it for certain out-of-pocket expenses. Additional solicitations may be made by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means by the officers or regular employees of the Company, who will receive no additional compensation. The Company expects to reimburse brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in forwarding solicitation material to the beneficial owners of stock.

ANNUAL REPORT ON FORM 10-K

        The Company is providing to each stockholder as of the record date a copy of the Company's Annual Report on Form 10-K concurrently with this Proxy Statement, including the financial statements and financial statement schedules, as filed with the SEC, except exhibits thereto. The Form 10-K exhibits are available through the Company's website as described below. The Company will also provide copies of these exhibits upon request by eligible stockholders, and the Company may impose a reasonable fee for providing such exhibits. Requests for copies of such exhibits should be mailed to Caremark Rx, Inc., 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244, Attention: Corporate Secretary. The Company also makes this Proxy Statement, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K available free of charge through its website, www.caremarkrx.com.

By Order of the Board of Directors,

Sara J. Finley
Corporate Secretary
Birmingham, Alabama
April 9, 2003

Appendix 1

CAREMARK RX, INC.
CORPORATE GOVERNANCE GUIDELINES
Adopted March 31, 2003

A.
THE ROLE OF THE BOARD OF DIRECTORS

        1.    Direct the Affairs of the Company for the Benefit of Stockholders

        The Board believes that the primary responsibility of directors is to oversee the affairs of the Company for the benefit of stockholders.

        The Board agrees that day-to-day management of the Company is the responsibility of management and that the role of the Board is to oversee management's performance of that function.

        The responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its stockholders. In discharging that obligation, directors are entitled to rely on the honesty and integrity of the Company's senior executives and its outside advisors and auditors. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities with due care. Directors should review in advance any information and data that are distributed in writing to the directors before meetings.

        2.    Long-Range Strategy Development

        The Board believes that long-range strategic development should be based on multi-year financial goals and direction approved by the Board.

        3.    Review of Financial Goals and Performance

        The Board approves the annual operating plan consistent with the goals and strategies at the start of the fiscal year and financial performance periodically during the year (actual and in comparison to the plan). The Board also believes it is important to establish and evaluate longer term objectives and not to overemphasize short-term performance.

        4.    Ethical Business Environment

        The Board believes that the long-term success of the Company is dependent upon the maintenance of an ethical business environment that focuses on adherence to both the letter and the spirit of regulatory and legal mandates. Board members will at all times comply with the Company's Code of Conduct, as in effect from time to time. The Board, the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee expect management will conduct operations in the manner supportive of the Board's view.

        The Board and committee agendas and materials are established with legal and regulatory requirements in mind, including periodic formal reports by management on topics related to various ethical, regulatory and legal topics. In addition to putting such topics on the annual agenda for the Board, Board members may request additional material and presentation from internal and/or external counsel whenever they deem it necessary.

        5.    CEO Performance Evaluation

        The Board believes that CEO performance should be evaluated annually related to his progress toward long term goals and strategies as well as current year results as a regular part of any decision with respect to the CEO's compensation. The Compensation Committee and the Board share this responsibility jointly.

        The CEO's salary, bonus and long-term incentives will be approved by the Board following the Compensation Committee's action. Discussion of the CEO's performance is part of the ratification process. The Chairman of the Compensation Committee will review comments of the Board with the CEO following each such meeting, as appropriate.

        The Board believes that evaluation of the CEO should be an objective process, based on both qualitative and quantitative factors, including performance of the business, accomplishment of long-term objectives, positioning of the Company for the future, development of management and leadership in the industry.

        6.    Succession Planning

        The Board and the Compensation Committee share the responsibility for succession planning. The Board has delegated responsibility to the Compensation Committee to review and advise on management succession issues, including the recommendations to the full Board for selection of a new CEO. The CEO will annually review with the full Board the abilities of the key senior management and their likely successors.

        7.    Compensation of Other Executive Officers

        The Board, based on recommendations of the Compensation Committee, establishes the compensation and benefits programs for key executive officers.

        8.    Classification of the Board

        The Company maintains a classified Board. A classified board provides both appropriate continuity on the Board and negotiating strength to achieve maximum value for all stockholders if necessary. The Company's Board is divided in three classes, each roughly equal in size, for election to a three-year term.

B.
MEETINGS OF THE BOARD OF DIRECTORS

        1.    Selection of Chairman of the Board

        The Chairman of the Board may be an officer/director or a non-management director and may or may not be the same individual as the CEO, at the option of the Board. The Board should be free to make this determination depending on what it believes is best for the Company in light of all the circumstances.

        2.    Lead Director

        In the event that the Chairman of the Board and the CEO are the same individual, the Board may formally appoint a "lead director." The lead director would assume the responsibilities of chairing any meeting of non-management directors at which the Chairman and CEO is not in attendance, to lead the discussion of a particular matter.

        3.    Frequency of Meetings

        The Board believes that the number of scheduled Board meetings should vary with circumstances and that special meetings should be called as necessary. While the Board recognizes that directors discharge their duties in a variety of ways, including personal meetings and telephone contact with management and others regarding the business and affairs of the Company, the Board feels it is the responsibility of individual directors to make themselves available to attend both scheduled and special Board and committee meetings on a consistent basis. There will be a minimum of four Board meetings annually.

        4.    Executive Sessions of Non-Management Directors

        The Board believes that non-management directors should have the opportunity to meet in executive session during Board meetings. Some of the executive sessions should be with the CEO, who is a management director, and some should be outside the presence of the CEO, any other management directors or any member of management. The agenda for each Board meeting shall provide for an executive session, as applicable.

        It is the policy of the Board for non-management directors to meet in executive session at least twice each year. If there is a lead director, he or she shall preside. If there is not a lead director, the director who presides at these meetings will be chosen by the non-management directors. In either case, the name of the presiding director will be disclosed in the annual proxy statement. Topics at these executive sessions may include CEO compensation and performance, management succession or other topics. Following each executive session, the matters discussed and any recommendations should be communicated to the full Board by a director selected by the non-management directors.

        5.    Access to Management

        Board members have complete access to management. The Chairman of the Audit Committee has access to the Chief Financial Officer. It is assumed that Board members will use judgment to ensure that contact is not distracting to the business operations of the Company and that such contact, if in writing, be copied to the CEO and the Chairman. The Board and each committee shall have the power to hire independent legal, financial or other advisors as they may deem necessary, at the expense of the Company.

        6.    Attendance of Non-Directors at Meetings

        The Board believes that the Chairman or CEO should have discretion to invite such members of management as the Chairman or CEO deems appropriate to attend the Board meetings, subject to the Board's right to request that such attendance be limited or discontinued.

        The Board believes it is important for directors to have exposure to the Company's key senior officers and believes their limited attendance at and participation in Board meetings may be helpful.

        7.    Agendas and Presentations

        The Board believes the Chairman of the Board and CEO (if the Chairman is not the CEO) should establish the agenda for each Board meeting, taking into account suggestions of Board members.

        Board members are encouraged to suggest the inclusion of particular items on the agenda and the Chairman from time to time is expected to ask directors for their suggestions or opinions on possible agenda items.

        As with the agenda, the Board believes that the Chairman and CEO (if the Chairman is not the CEO) should determine the form of each presentation to the Board and the person to make such presentation. It is the policy of the Board that the Chief Financial Officer and/or the President will give a presentation on the financial results of the Company and related issues at each Board meeting.

        8.    Information Flow

        The Board should receive information important to understanding presentations, discussions and issues at each meeting, in writing and sufficiently in advance of the meeting when possible to permit appropriate review. Longer and more complex documents should contain executive summaries. The focus of materials should be on analysis rather than data.

        The Nominating and Corporate Governance Committee periodically reviews the information flow to Board members to ensure that directors receive the right kind and amount of information from management in sufficient time to prepare for meetings. The Chairman has directed the Corporate Secretary to coordinate the information flow to the directors and to periodically discuss director satisfaction with Board materials with individual directors and encourage directors to offer suggestions on materials.

C.
BOARD STRUCTURE

        1.    Non-Management Directors

        Non-management director means a director who is not a member of management and has not been a member of management for the past five years, has no close family or similar relationship with a member of key management and is not affiliated with a company or firm which has any material financial relationship with the Company.

        2.    Size of the Board

        The Board believes that the size of the Board will fluctuate from time to time depending on circumstances. The Nominating and Corporate Governance Committee has recommended, and the Board agrees, that the current optimum size for the Board is nine to twelve directors. The principal reason for exceeding this size range would be to accommodate the addition of an outstanding director candidate.

        3.    Director Retirement Age and Term Limits

        The Board has established a retirement policy for directors which it feels is appropriate for current circumstances. Under that policy, directors shall retire at the next annual meeting after reaching age 70, unless (1) the director continues to be employed by the Company, or (2) two-thirds of the Board have voted to extend the director's term by one or more successive one-year periods based on the value of such director's continued service to the Company. The Board periodically reviews the retirement policy to ensure that it remains appropriate in light of the Company's needs.

        The Board believes that consistent quality in the directorship can be achieved effectively without term limits. Through the evaluation of the Nominating and Corporate Governance Committee, incumbent directors and the strengths and weaknesses of the Board as a whole are reviewed at least annually.

        4.    Director Appointments

        The Board believes that directors should be nominated for Board approval by the Nominating and Corporate Governance Committee of the Board, which consists entirely of independent directors. The Board expects the Nominating and Corporate Governance Committee to consider the views of the Chairman and the CEO (if the Chairman is not the CEO) in making appointments, but it is the Nominating and Corporate Governance Committee's responsibility to make director recommendations to the full Board for appointments to fill vacancies of any unexpired term on the Board and to recommend nominees for submission to stockholders for approval at the time of the Annual Meeting. It is the joint responsibility of the Nominating and Corporate Governance Committee and the Chairman to extend the offer to a new director candidate to serve on the Board.

        The Company does not set specific criteria for directors but believes that candidates should show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockowners. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. In selecting directors, the Board generally seeks a combination of active or former CEOs or senior officers of business, leading academics and entrepreneurs whose backgrounds are relevant to the Company's mission, strategy, operations and perceived needs. The Board expects that directors who change their primary job responsibilities, including through retirement, should offer in writing to resign from the Board. Whether the resignation is accepted or rejected is a matter for consideration by the Nominating and Corporate Governance Committee and the CEO. Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Company Board, and other directors should not serve on more than four other boards of public companies in addition to the Company Board. Current positions in excess of these limits may be maintained unless the Board determines that doing so would impair the director's service on the Company Board.

        5.    Director Independence

        It is the policy of the Board that a majority of the members of the Board be independent of the Company's management. The Board shall undertake an annual review of the independence of all non-employee directors. In advance of this review, each non-employee director shall be asked to provide the Board with full information regarding the director's business and other relationships with the Company and its affiliates and with senior management and their affiliates to enable the Board to evaluate the director's independence. This determination shall be made at each Board meeting held on the date of the annual meeting of the Company's shareholders, and shall be disclosed in the next proxy statement for the annual meeting of the Company's shareholders.

        For a director to be deemed "independent", the Board shall affirmatively determine that the director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, any of its affiliates, or any member of the senior management of the Company or his or her affiliates). In making a determination of whether a director is independent, the Board shall take into account the following:

  •
  A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former auditor of the Company is not "independent" until five years after the end of either the affiliation or the auditing relationship.

  •
  A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company's present executives serves on that company's compensation committee is not "independent" until five years after the end of such service or the employment relationship.

  •
  A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company (A) that accounts for at least 2% or $1 million, whichever is greater, of the Company's consolidated gross revenues, or (B) for which the Company accounts for at least 2% or $1 million, whichever is greater, of such other company's consolidated gross revenues, in each case is not "independent" until five years after falling below such threshold.

        In addition, the Board shall consider, as an additional factor for purposes of determining a director's independence, whether the director receives, or has an immediate family member who receives, more than $100,000 per year in direct compensation from the Company, other than director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). If the Board determines that a director is independent even though such director does not meet this additional factor, such determination shall be specifically explained in the proxy statement.

        The above standards are the director independence standards proposed in the New York Stock Exchange Corporate Governance Proposals to the Securities and Exchange Commission, as amended on March 12, 2003 by File No. SR-NYSE-2003-06, Proposal Relating to Director Independence Standards. The Company's director independence standards shall be considered amended in accordance with any further amendment by the NYSE of its Proposal Relating to Director Independence Standards, and in accordance with any final rules promulgated by the SEC implementing the Proposal Relating to Director Independence Standards.

        For purposes of these guidelines, the terms:

  •
  "affiliate" means any corporation or other entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity;

  •
  "immediate family member" means spouse, parents, children, siblings, mothers-and fathers-in-law, sons-and daughters-in-law, brothers-and sisters-in-law and anyone (other than employees) sharing a person's home.

        Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as "independent". This obligation includes all business relationships between directors and the Company and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to the approval requirement set forth in the following provision.

        6.    Business Relationship with Directors

        For the purpose of minimizing the risk of actual or perceived conflicts of interest (but without affecting any determination of director independence pursuant to the preceding provisions), any monetary arrangement between a director (including any member of a director's immediate family) and the Company or any of its affiliates or members of senior management or their affiliates for goods or services shall be subject to approval by the Board as a whole. Such approval shall not be required where:

  (a)
  the director's sole interest in the arrangement is by virtue of his or her status as a director, executive officer and/or holder of a less than 10% equity interest (other than a general partnership interest) in any entity with which the Company or any of its affiliates has concluded such an arrangement; and

  (b)
  the arrangement involves payments to or from the entity that constitute less than 5% of the entity's annual gross revenues; and

  (c)
  the director is not personally involved in (i) the negotiation and execution of the arrangement, (ii) performance of the services or provision of the goods or (iii) the monetary arrangement.

        The Company will not make any personal loans or extensions of credit to directors or executive officers.

        All directors must abide by the Caremark Rx, Inc. Board of Directors Policy Concerning Conflict of Interest and Personal Investments adopted August 1999, as it may be amended from time to time.

        7.    Director Orientation and Continuing Education

        In order to promote director effectiveness, management is responsible for an orientation process for new directors to include a Board manual and comprehensive written materials concerning the Company, its operation and the policies and procedures of the Board, meeting with key members of management, and visits to Company offices and facilities.

        All directors must participate in the Company's continuing director education program, which is conducted annually and reviews director and Company responsibilities and duties.

        8.    Director, Board and Committee Evaluations

        The Nominating and Corporate Governance Committee will review the performance of incumbent directors prior to their re-election. The Board expects the Nominating and Corporate Governance Committee to recommend appropriate action to effect changes in incumbent directors if, in the opinion of the Nominating and Corporate Governance Committee after discussion with the Chairman of the Board and CEO (if the Chairman is not the CEO), any director is not contributing to the work of the Board.

        The Nominating and Corporate Governance Committee will also periodically review the Board's performance and effectiveness as a body, including its corporate governance policies and practices, and conduct a similar review with respect to each of the Board's committees. The assessment of the Board and each committee should address the body's contribution as a whole and specifically review areas in which the Board or management believes a better contribution could be made. This assessment should also include issues of diversity, age and skills, all in the context of an assessment of the perceived needs of the Board or the relevant committee at that point in time. The Nominating and Corporate Governance Committee will coordinate these assessments, which may consist of surveys and self-evaluations, and report to the Board the results of its analysis and any recommendations following each such review. The Nominating and Corporate Governance Committee shall coordinate such reviews at least annually.

        9.    Director Compensation and Share Ownership

        The Board believes that the level of director compensation generally should be competitive with that paid to directors of other corporations of similar size and complexity. The CEO will report annually to the Compensation Committee on the competitive status of Board compensation. The Compensation Committee is responsible for making recommendations to the full Board, which approves director compensation and benefits programs.

        The Board also believes that director compensation should be tied, in part, to corporate performance. The Board has agreed that the Compensation Committee should continue to review and make recommendations to the Board with respect to linkage between director compensation and corporate performance. The Board believes that directors should have a financial stake in the Company.

        No member of the Audit Committee may receive, directly or indirectly, any compensation from the Company other than (a) fees paid to directors for service on the Board, (b) additional fees paid to directors for service on a committee of the Board (including the Audit Committee) and/or for serving as the chairperson of such a committee and (c) a pension or other deferred compensation for prior service that is not contingent on future services on the Board.

        10.    Service of Former Company CEO on the Board

        When the CEO resigns or retires from the Company, he will also resign from the Board, effective as of the date of resignation or retirement as CEO.

D.
COMMITTEES OF THE BOARD

        1.    Number and Types of Committees

        The Board believes that committees should be created and disbanded depending on the particular interests of the Board, issues facing the Company and legal requirements. The current "standing" committees of the Board (that is, committees expected to operate over an extended period) are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is primarily responsible for making recommendations to the full Board on the committee structure, but directors are free to make suggestions regarding committees at any time and are encouraged to do so. The Board also expects that the committee structure will be one of the matters considered by the Nominating and Corporate Governance Committee from time to time as part of its review of overall Board effectiveness.

        2.    Assignment and Rotation of Committee Members

        The Board believes that the Chairman and CEO (if the Chairman is not the CEO) should recommend committee appointments for approval of the full Board. The Board expects that assignments would be made within the following guidelines: assignments may be rotated periodically, though not necessarily within any specified time frame; the Audit Committee, Compensation Committee and the Nominating and

Corporate Governance Committee should be comprised solely of independent directors; and committee assignments must comply with any applicable stock exchange qualifications.

        3.    Frequency of Committee Meetings

        It is the responsibility of committee chairs, in consultation with committee members, to determine the frequency and length of committee meetings.

        4.    Committee Agendas

        Committee chairs, in consultation with appropriate members of management and committee members, should determine committee agendas.

        5.    Committee Reports

        Reports of committee meetings are submitted to the full Board following each committee meeting. Committee chairs are offered the opportunity to comment on committee activities at each Board meeting.

E.
OTHER CORPORATE GOVERNANCE ISSUES

        1.    Rights Plans

        The Board believes that rights plans, or "poison pills" as they are sometimes called, have proven effective in increasing stockholder value in many circumstances. The Company adopted a Second Amended and Restated Rights Agreement in March 2002, which plan expires on February 28, 2005.

        2.    Communications with the Public

        The CEO is responsible for establishing effective communications with the Company's stakeholder groups, i.e., stockholders, customers, employees, communities, suppliers, creditors, governments and corporate partners. It is the policy of the Company that management speaks for the Company, and the Chairman of the Board speaks for the Board. This policy does not preclude independent directors from meeting with stockholders, but it is suggested that any such meetings be with management present.

        3.    Periodic Review

        These principles shall be reviewed by the Nominating and Corporate Governance Committee from time to time but not less than annually.

Appendix 2

CHARTER AND POWERS OF THE
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CAREMARK RX, INC.

        BE IT RESOLVED, that there shall be designated an Audit Committee of the Board of Directors (the "Board") of Caremark Rx, Inc. (together with its subsidiaries and affiliates, the "Company") consisting solely of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. Each member of the Audit Committee shall be financially literate, or shall undertake to become financially literate within a reasonable period of time after being elected to the Audit Committee of the of the Board of Directors (the "Audit Committee"), and at least one member shall have accounting or related financial management expertise, as these qualifications are determined in the opinion of the Board. The Audit Committee shall assist the Board of Directors in fulfilling its responsibilities for the Company's accounting and financial reporting practices and provide a channel of communication between the Board of Directors and the Company's independent accountants and internal audit staff. To accomplish the above purposes, the charter and powers of the Audit Committee shall be:

    Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

    Overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company; and

    Overseeing that management has established and maintained processes to assure compliance by the Company with applicable laws, regulations and Company policy;

        BE IT FURTHER RESOLVED, that the Audit Committee shall have the following responsibilities and duties:

          (a)  Holding regular quarterly meetings, or more frequently as circumstances dictate, and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the Company's independent accountants or internal audit staff;

          (b)  Reviewing the performance of the independent accountants and making recommendations to the Board, which maintains the ultimate authority and responsibility regarding the appointment or termination of the independent accountants; reviewing any relationships between the Company and the independent accountants that could affect their independence; reviewing the range and cost of audit and tax services performed by the independent accountants; and to insure compliance with the Board of Directors resolution which prohibits the performance of non-audit services by the independent accountants;

          (c)  Reviewing the performance of and assuring objectivity of the internal audit staff, including activities relating to compliance and ethics;

          (d)  Conferring with the independent accountants and the internal audit staff concerning the scope of their examinations of the books and records of the Company; reviewing and approving the independent accountants' annual engagement letter; reviewing and approving the Company's internal audit charter and annual audit plans; directing the special attention of the independent accountants or internal audit staff to specific matters or areas deemed by the Audit Committee or the auditors to be of special significance; and authorizing the independent accountants and internal audit staff to perform such supplemental reviews or audits as the Audit Committee may deem desirable;

          (e)  Reviewing with management, the independent accountants and internal auditors significant risks and exposures, audit activities and significant audit findings;

          (f)    Reviewing the Company's unaudited quarterly financial statements and results of the independent accountants' reviews rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application thereof;

          (g)  Reviewing the Company's audited annual financial statements and the independent accountants' opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application thereof;

          (h)  Obtaining from the independent accountants their recommendations regarding the adequacy of internal controls and other matters relating to the accounting procedures and the books and records of the Company and reviewing the correction of controls deemed to be deficient; obtaining from the internal audit staff any related significant findings or difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

          (i)    Providing an open avenue of communication among the independent accountants, internal audit staff and Board; reporting through its Chairman to the Board following the meetings of the Audit Committee; maintaining minutes or other records of meetings and activities of the Audit Committee; and reviewing the charter and powers of the Audit Committee annually and reporting and making recommendations to the Board on these responsibilities;

          (j)    Reviewing with appropriate Company personnel the actions taken to ensure compliance with the Company's Code of Conduct and the results of material violations of such Code; reviewing the programs and policies of the Company designed to ensure compliance with applicable laws and regulations and monitoring the results of these compliance efforts; and reviewing the procedures established by the Company that monitor the compliance by the Company with its loan and indenture covenants and restrictions;

          (k)  Conducting or authorizing investigations into any matters within the Audit Committee's scope of responsibilities; the Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation;

          (l)    Discussing with the independent accountants that they are ultimately accountable to the Board and the Audit Committee;

          (m)  Ensuring that the independent accountants submit to the Audit Committee at least annually a formal written statement delineating all relationships between the independent accountants and the Company, and to review with the independent accountants any disclosed relationships or services that may impact the objectivity and independence of the independent accountants for the purpose of recommending, as necessary, that the Board take appropriate action to satisfy itself of the independent accountants' independence; and

          (n)  Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable.

BE IT FURTHER RESOLVED, That the following Board members are hereby appointed to serve on and shall constitute, the Audit Committee until further notice:

Roger L. Headrick, Chairman
Ted H. McCourtney
Kristen E. Gibney Williams
Colleen Conway-Welch

Review Date: 8/22/02

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P R O X Y

Caremark Rx, Inc.
Annual Meeting of Stockholders

May 29, 2003
9:00 a.m.
King & Spalding LLP
191 Peachtree Street
Atlanta, Georgia

        Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders on May 29, 2003.

The undersigned hereby appoints Edwin M. Crawford and Sara J. Finley, and each of them, proxies with full power of substitution and resubstitution,for and in the name of the undersigned,to vote all of the shares of common stock of Caremark Rx, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Thursday, May 29, 2003, at 9:00 a.m. Eastern Time at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Stockholders and Proxy Statement, as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

Caremark Rx,Inc.
Annual Meeting of Stockholders

Instructions for Voting Your Proxy
Caremark Rx, Inc.encourages you to take advantage of a cost-effective, convenient way to vote your shares. You may vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or the Internet. Your telephone or Internet vote must be received no later than 5:00 p.m. Eastern Time on May 28, 2003, and authorizes the proxies named on the proxy card below to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by telephone or Internet, do not return your proxy card by mail.

        VOTE BY TELEPHONE        Available only until 5:00 p.m.Eastern Time May 28, 2003.

  •
  On a touch-tone telephone, call TOLL FREE 1-877-816-0837 24 hours a day, 7 days a week.
  •
  Have your proxy card ready, then follow the prerecorded instructions. You will be asked to enter ONLY the CONTROL NUMBER shown below.
  •
  Your vote will be confirmed and cast as you direct.

        VOTE BY INTERNET        Available only until 5:00 p.m. Eastern Time May 28, 2003.

  •
  Visit the Internet voting site at http://proxy.georgeson.com. You will incur only your usual Internet access charges.
  •
  Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and f ollow the instructions on your screen.
  •
  Your vote will be confirmed and cast as you direct.

        VOTE BY MAIL        Must be received prior to the Annual Meeting.

  •
  Simply sign and date your proxy card and return it in the enclosed postage-paid envelope.

COMPANY NUMBER	CONTROL NUMBER

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The Board recommends a vote FOR election of the following Directors.

1.	Election of Directors.	1.	C. David Brown II
	To withhold authority to vote for one or more	2.	Harris Diamond	☐	FOR	☐	WITHHOLD FOR ALL
	nominees, mark "FOR" and write the number	3.	Ted H. McCourtney
	of the nominee(s) on the line below.	4.	C.A. Lance Piccolo

This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted FOR the election of all nominees for director listed on the other side and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Change of Address (if applicable):

Date:	, 2003

Signature(s)

Please date, sign exactly as your name appears on your stock certificate and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person. If shares are held jointly, each stockholder must sign. This proxy, if properly executed and delivered, will revoke all previous proxies.

QuickLinks

PROXY STATEMENT
ABOUT THE MEETING
ITEM 1: ELECTION OF DIRECTORS
OTHER ITEMS FOR CONSIDERATION
GENERAL INFORMATION ABOUT THE COMPANY
DIRECTORS CONTINUING IN OFFICE
EXECUTIVE OFFICERS
PRINCIPAL STOCKHOLDERS OF THE COMPANY
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION SUMMARY
STOCK OPTION GRANTS DURING 2002
EQUITY COMPENSATION PLAN INFORMATION
CORPORATE GOVERNANCE PHILOSOPHY
THE BOARD OF DIRECTORS AND BOARD COMMITTEES
BOARD AND COMMITTEE MEETING ATTENDANCE
BOARD COMMITTEES
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION PHILOSOPHY
EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF COMPENSATION
CHIEF EXECUTIVE OFFICER COMPENSATION
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCK PRICE PERFORMANCE GRAPH
ADDITIONAL INFORMATION
PROXY SOLICITATION COSTS
ANNUAL REPORT ON FORM 10-K
Appendix 1
Appendix 2